<u>**APOSTILLE**</u>

**(Hague Convention of 5 October 1961/Convention de La Haye du 5 Octobre 1961)**

***1.*** ***Country: The Republic of the Marshall Islands***

***This Public Document***

***2.*** ***has been signed*** **by** **F. Skorda**

***3.*** ***acting in the capacity of*** ***Deputy Registrar,*** **Republic of the Marshall Islands**

***4.*** ***bears the seal/stamp*** **Registrar of Corporation, Republic of the Marshall Islands**

***Certified***

***5.*** ***at*** **Piraeus, Greece** ***6.*** ***on*** **February 12, 2013**

**7.** ***by Special Agent , Bureau of Maritime Affairs of the*** **Republic of the Marshall Islands**

***8.*** ***Number:*** ***P*-03135-2/2013**

***9.*** ***Seal/Stamp*** ***10.*** ***Signature:***


AGENT OF THE MARSHALL ISLANDS

# ARTICLES OF AMENDMENT

# OF

# FREESEAS INC.

**REPUBLIC OF THE MARSHALL ISLANDS**

**REGISTRAR OF CORPORATIONS**

**DUPLICATE COPY**

The original of this Document was filed in
accordance with Section 5 of the
Business Corporations Act on

**NON RESIDENT**

February 12, 2013

Deputy Registrar

**Reg. No. 10973**

**AMENDMENT**
**TO**
**AMENDED AND RESTATED ARTICLES OF INCORPORATION**
**OF**
**FREESEAS INC. (THE "CORPORATION")**

**PURSUANT TO SECTION 90 OF**
**THE MARSHALL ISLANDS BUSINESS CORPORATION ACT**

I, Maria BANTEKA, the Secretary of the Corporation, for the purpose of amending the Amended and Restated Articles of Incorporation of the Corporation, hereby certify:

1. The name of the Corporation is: FreeSeas Inc.

2. The Articles of Incorporation were filed with the Registrar of Corporations as of April 23, 2004 and were amended and restated in their entirety as of April 27, 2005 and were further amended on September 24, 2009 and September 30, 2010.

3. The following shall be inserted immediately following the last sub-paragraph of Paragraph D of the Amended and Restated Articles of Incorporation, effecting a combination of the outstanding shares of Common Stock:

   "Effective as of 1:00 a.m., Marshall Islands time on February 15, 2013 (8:00 a.m., New York time on February 14, 2013), every ten (10) shares of common stock of the Corporation then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of common stock of the Corporation (the "Reverse Stock Split"); provided, however, that the number of shares of common stock and the number of shares of preferred stock authorized pursuant to this Paragraph D shall not be altered. No fractional shares shall be issued upon the Reverse Stock Split. All shares of common stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of common stock, the Corporation shall, in lieu of issuing any such fractional share, round such fractional share up to the nearest whole share."

4. All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

5. This Amendment to the Amended and Restated Articles of Incorporation was approved by a majority of the shareholders of the Corporation at an annual meeting of the shareholders of the Corporation held on December 11, 2012.

**IN WITNESS WHEREOF**, I have executed this Amendment to the Amended and Restated Articles of Incorporation on behalf of the Corporation on this 12th day of February, 2013.

[signature]

Maria BANTEKA
Secretary

# ACKNOWLEDGEMENT

Date: 12th day of February 2013

**I acknowledge that MARIA BANTEKA known to me to be the individual described within, executed the foregoing instrument on 12th day of February 2013 and that the execution there of was his/her act and deed.**

Dimitra Tzima
Special Agent

